EXHIBIT 5.1

[LETTERHEAD OF LATHAM & WATKINS LLP]

April 23, 2004

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, California 91320-1799

Re:	Amgen Inc.

Ladies and Gentlemen:

In connection with the registration statement on Form S-4 filed on April 23, 2004 (the “Registration Statement”) by Amgen Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), for the offering of shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) pursuant to that certain Agreement and Plan of Merger dated as of March 28, 2004 (the “Merger Agreement”) by and among the Company, Arrow Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, and Tularik Inc., a Delaware corporation (“Tularik”), you have requested our opinion with respect to the matters set forth below. The Merger Agreement provides that, upon consummation of the merger contemplated by the Merger Agreement (the “Merger”), each outstanding share of Tularik common stock will be converted into the right to receive a fraction of a share of Common Stock pursuant to an exchange ratio that will be determined by dividing $25.00 by the average closing price of a share of Common Stock for the ten trading day period ending two trading days prior to the closing of the Merger.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others. We have not independently verified such factual matters.

Amgen Inc.

April 23, 2004

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement will have become effective under the Act, (ii) the stockholders of Tularik will have approved the Merger Agreement, and (iii) the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement.

Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Merger Agreement and the Registration Statement, will be validly issued, fully paid and nonassessable.

We assume for purposes of this opinion that the Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Delaware and has the corporate power and authority to issue and sell the Shares.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters”.

Very truly yours,

/s/    LATHAM & WATKINS LLP